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                                                                    Exhibit 3.16

                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

                            ARTICLES OF INCORPORATION

         The undersigned acting as incorporator(s) of a corporation under Chapter 7-1.1 of the General Laws, 1956, as amended, adopt(s) the following Articles of Incorporation for such corporation:

         FIRST.  The name of the corporation is Turex, Inc.

         SECOND.  The period of its duration is perpetual.

         THIRD. The purpose or purposes for which the corporation is organized are: The transaction of any or all lawful business for which corporations may be incorporated under Chapter 7-1.1-3 of the General Laws of Rhode Island, 1956, as amended.

The corporation shall have power:

         (a) To have perpetual succession by its corporate name unless a limited period of duration is stated in its articles of incorporation.

         (b) To sue and be sued, complain and defend, in its corporate name.

         (c) To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

         (d) To purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

         (e) To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

         (f) To lend money and to use its credit to assist its employees.

         (g) To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct, or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof.

         (h) To make contracts and guarantees and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises, and income.
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         (i) To lend money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested.

         (j) To conduct its business, carry on its operations, and have offices and exercise the powers granted by this chapter, within or without this state.

         (k) To elect or appoint officers and agents of the corporation, and define their duties and fix their compensation.

         (l) To make and alter by-laws, not inconsistent with its articles of incorporation or with the laws of this state, for the administration and regulation of the affairs of the corporation.

         (m) To make donations for the public welfare or for charitable, scientific or educational purposes.

         (n) To transact any lawful business which the board of directors shall find will be in aid of governmental authority.

         (o) To pay pensions and establish pension plans, pension trusts, profit-sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.

         (p) To provide insurance for its benefit on the life of any of its directors, officers, or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

         (q) To be a promoter, partner, member, associate, or manager of any partnership, enterprise or venture.

         (r) To have and exercise all powers necessary or convenient to effect its purposes.


         FOURTH. The aggregate number of shares which the corporation shall have authority to issue is: 8,000, $1 par value each

         FIFTH. Provisions (if any) dealing with the preemptive right of shareholders pursuant to Section 7-1.1-24 of the General Laws, 1956, as amended:
NONE

         SIXTH. Provisions (if any) for the regulation of the internal affairs of the corporation:

         The corporation shall have the right in case of the sale of shares of stock of any stockholder to purchase said shares at the lowest price at which the stockholder is willing to sell to any other party; provided, however, that the corporation shall exercise its right to purchase within fifteen (15) days after the stockholder shall have notified it in writing of his desire to sell said shares, and if the corporation shall decide to purchase said shares, such stockholder shall, upon tender of the purchase price thereof, transfer to the corporation the shares so sold, and if the corporation shall not elect to purchase said shares within the said fifteen (15) days, then such stockholder may, at any time within thirty (30) days after the expiration of said fifteen
(15) days,

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transfer said shares to any other party at not less than the price at which the same were offered to the corporation.

         SEVENTH. The address of the initial registered office of the corporation is Nasonville R.F.D. 1, Woonsocket, RI 02895 and the name of its initial registered agent at such address is: Donald R. Mills

         EIGHTH. The number of directors constituting the initial board of directors of the corporation is five (5) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

         Donald R. Mills            Esek Hopkins Lane, Cumberland, RI
         Barrett Sand               40 Pettigrew Dr., Warwick RI
         Clifton A. Moore           310 Roger Williams Ave., E. Prov., RI
         Robert G. Huckins          Putnam Pike, Chepatchet, RI
         Gilman Angier              366 Olney St., Providence, RI

         NINTH. The name and address of each incorporator is:

         Norman C. Alt              15 Westminster St., Providence, RI

         TENTH. Date when corporate existence to begin: immediately upon filing of these Articles of Incorporation.

         Dated May, 1974

                                            /s/ Norman C. Alt

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